                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 7)1


                          Intelligent Polymers Limited
                                (Name of Issuer)


                                      Units
                         (Title of Class of Securities)


                                    45815V200
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                   May 3, 1999
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)

                               Page 1 of 39 Pages

----------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      117,050
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      117,050
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         117,050
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      129,200
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      129,200
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         129,200
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.5%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      25,900
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      25,900
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         25,900
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      20,000
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      20,000
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         20,000
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.5%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      15,200
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      15,200
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,200
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 39 Pages

                                      13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      23,900
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      23,900
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,900
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      179,150
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      179,150
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         179,150
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.8%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      331,250
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      331,250
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         331,250
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      331,250
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      331,250
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         331,250
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 19 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 20 of 39 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                 (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                    [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      510,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      510,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         510,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                         [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 21 of 39 Pages

     This Amendment No. 7 to Schedule 13D amends the Schedule 13D initially filed on December 12, 1997 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2. Identity and Background.

          Footnote Two of Item 2 of the Schedule 13D is amended and restated as follows:

               "2 Of the Units reported by FCMLLC on behalf of the Managed Accounts, 6,400 Units (equal to approximately 0.2% of the total Units currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881."


Item 3. Source and Amount of Funds and Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) is approximately $331,258.43 for the 11,050 Units (and corresponding Shares) acquired by FCP since the filing of the prior Schedule 13D, approximately $141,951.10 for the 4,700 Units (and corresponding Shares) acquired by FCIP since the filing of the prior Schedule 13D, approximately $92,079.85 for the 3,100 Units (and corresponding Shares) acquired by FCIP II since the filing of the prior Schedule 13D, approximately $39,150.99 for the 1,300 Units (and corresponding Shares) acquired by FCIP III since the filing of the prior Schedule 13D, approximately $24,080.28 for the 800 Units (and corresponding Shares) acquired by Tinicum since the filing of the prior Schedule 13D, approximately $8,856.00 for the 300 Units (and corresponding Shares) acquired by FCCP since the filing of the prior
Schedule 13D and approximately $710,398.09 for the 23,750 Units (and corresponding Shares) acquired by the Managed Accounts since the filing of the prior Schedule 13D.3

----------
     3 As the Shares currently trade as part of the Units, the reported cost is a per Unit cost. For purposes of this Schedule 13D, the net investment cost attributes all the Unit cost to the related Share.

                               Page 22 of 39 Pages

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co.; and (iii) with respect to FCP, Tinicum and FCCP, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum and FCCP at Goldman, Sachs & Co. FCP, Tinicum, FCCP and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units (and corresponding Shares).

Item 5. Interest in Securities of the Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     A. Farallon Capital Partners, L.P.

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith as well as Footnote Two hereto is calculated based upon the 3,737,500 Units outstanding as of December 31, 1998 as reported by the Company in its Form 20-F filed with the Securities and Exchange Commission on December 31, 1998.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per corresponding Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

                               Page 23 of 39 Pages

     (e) Not applicable.

B. Farallon Capital Institutional Partners, L.P.

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per corresponding Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

C. Farallon Capital Institutional Partners II, L.P.

     (a),(b)   The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  FCIP  II  is  incorporated   herein  by
               reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per corresponding Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

D. Farallon Capital Institutional Partners III, L.P.

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per corresponding Share) for all purchases

                              Page 24 of 39 Pages
          and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

E. Tinicum Partners, L.P.

     (a),(b)   The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Tinicum  is   incorporated   herein  by
               reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per corresponding Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.


F. Farallon Capital (CP) Investors, L.P.

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCCP is incorporated herein by reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per corresponding Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCCP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and

                              Page 25 of 39 Pages

          Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

G. Farallon Capital Management, L.L.C.

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per corresponding Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FCMLLC.

     (e)  Not applicable.

H. Farallon Partners, L.L.C.

     (a),(b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

I. Enrique H. Boilini

     (a),(b)   The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Boilini  is   incorporated   herein  by
               reference.

     (c)  None.

                              Page 26 of 39 Pages

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

J. David I. Cohen

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

K. Joseph F. Downes

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

L. William F. Duhamel

     (a),(b)   The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Duhamel  is   incorporated   herein  by
               reference.

     (c)  None.

                              Page 27 of 39 Pages

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Duhamel is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

M. Fleur E. Fairman

     (a),(b)   The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fairman  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares) . Fairman is a managing member of FPLLC.

     (e)  Not applicable.

N. Jason M. Fish

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares) . FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

O. Andrew B. Fremder

     (a),(b)   The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fremder  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power

                              Page 28 of 39 Pages
          to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

P. Richard B. Fried

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fried is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares) . FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fried is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

Q. William F. Mellin

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

R. Stephen L. Millham

     (a),(b)   The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Millham  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and

                              Page 29 of 39 Pages
          corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

S. Meridee A. Moore

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

T. Thomas F. Steyer

     (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     The Units (and corresponding Shares) reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. FPLLC, as general partner of the Partnerships, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Partnerships. FCMLLC, as investment advisor to the Managed Accounts, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such

                              Page 30 of 39 Pages

Units(and corresponding Shares). Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Partnerships. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Units (and corresponding Shares).



                              Page 31 of 39 Pages

                                   SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: May 12, 1999


                        /s/ Thomas F. Steyer
                        FARALLON  PARTNERS,  L.L.C.,
                        on its own  behalf  and as General  Partner of
                        FARALLON  CAPITAL  PARTNERS,  L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS,  L.P.,
                        FARALLON CAPITAL   INSTITUTIONAL   PARTNERS  II,  L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                        And FARALLON  CAPITAL (CP)  INVESTORS, L.P.
                        By Thomas F. Steyer,
                        Senior Managing Member



                        /s/ Thomas F. Steyer
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member



                        /s/ Thomas F. Steyer
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, and Meridee A. Moore.

     The Powers of Attorney executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.

                              Page 32 of 39 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                  PURCHASED (P)                 PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT4
                                                        (including commission)

        04-28-99                   4,550 (P)                     $30.56
        04-30-99                     700 (P)                     $30.02
        05-03-99                   5,800 (P)                     $29.52



----------
     4 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of this Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 33 of 39 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                  PURCHASED (P)                 PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT4
                                                         (including commission)

        04-28-99                   3,000 (P)                     $30.56
        04-30-99                     200 (P)                     $30.02
        05-03-99                   1,500 (P)                     $29.52


----------
     3 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of this Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 34 of 39 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                  PURCHASED (P)                 PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT4
                                                        (including commission)

        04-28-99                     500 (P)                     $30.56
        04-30-99                     100 (P)                     $30.02
        05-03-99                   2,500 (P)                     $29.52



----------
     4 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of this Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 35 of 39 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                  PURCHASED (P)                 PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT4
                                                        (including commission)

        04-28-99                    700 (P)                      $30.56
        04-30-99                    100 (P)                      $30.02
        05-03-99                    500 (P)                      $29.52



----------
     4 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of this Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 36 of 39 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                  PURCHASED (P)                 PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT4
                                                        (including commission)

        04-28-99                    400 (P)                      $30.56
        04-30-99                    100 (P)                      $30.02
        05-03-99                    300 (P)                      $29.52


----------
     4 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of this Schedule 13D, the price attributes all of the Unit price to the related Share.


                              Page 37 of 39 Pages

                                   SCHEDULE F

                      FARALLON CAPITAL (CP) INVESTORS, L.P.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                  PURCHASED (P)                 PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT4
                                                        (including commission)

        05-03-99                    300 (P)                      $29.52


----------
     7 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of this Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 38 of 39 Pages

                                   SCHEDULE G

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                  NO. OF UNITS
                           (AND CORRESPONDING SHARES)
                                  PURCHASED (P)                 PRICE
       TRADE DATE                 OR SOLD (S)                  PER UNIT4
                                                        (including commission)

        04-28-99                   8,200 (P)                     $30.56
        04-30-99                   1,200 (P)                     $30.02
        05-03-99                  12,800 (P)                     $29.52


        05-03-99                     300 (P)                     $29.52


        04-28-99                     150 (P)                     $30.56
        04-30-99                     100 (P)                     $30.02
        05-03-99                   1,000 (P)                     $29.52


----------
     4 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of this Schedule 13D, the price attributes all of the Unit price to the related Share.

                              Page 39 of 39 Pages